Exhibit 99.1

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2006

            Record quarterly profit of $0.16 per share
            Record quarterly revenue of $9.7 million, up 114%
            FUZEON royalty rate increases from 10% to 12%

MORRISVILLE, N.C. -- November 7, 2006 -- Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the three months ended September 30, 2006, reporting total revenues of $9.7 million, an increase of 114 percent, compared to the same period last year. This increase was primarily influenced by strong global sales of FUZEON which reached $63.0 million, a growth of 29 percent over the same period last year. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd ("Roche"), Trimeris' collaborative partner.

Including employee stock option expense, for the third quarter of 2006 the Company reported a net profit of $3.4 million, or $0.16 per share. Excluding employee stock option expense, earnings for the third quarter of 2006 were $4.4 million, compared with a loss of $3.3 million in the third quarter 2005 when the Company did not record employee stock option expense.

For the nine months ended September 30, 2006, the Company reported a net profit of $2.7 million, or $0.12 per share, including employee stock option expense. Excluding employee stock option expense, earnings for the nine months ended September 30, 2006, were $6.1 million, compared with a loss of $11.9 million for the nine months ended September 30, 2005, when the Company did not record employee stock option expense.

Based on surpassing a cumulative sales milestone, the royalty rate has increased from 10% to 12% on total net sales of FUZEON outside the United States and Canada. This new rate will remain in effect for the duration of our collaboration with Roche. For the third quarter of 2006, the impact of this change was an increase in royalty revenue of approximately $680,000.

Cash, cash equivalents and investment securities available-for-sale totaled $44.5 million at September 30, 2006, compared to $36.9 million at December 31, 2005.

"We are very pleased with having achieved record profitability this quarter, which has been driven by significant top-line growth of FUZEON sales and efficient management of our operating expenses," said Steven D. Skolsky, Chief Executive Officer of Trimeris. "This is a significant milestone for the company, which establishes the foundation for being profitable for the full year 2006, including option expense."

Conference Call

Trimeris will host a live conference call to discuss third quarter 2006 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 1106152. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, November 21, 2006. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international) using the same conference ID number (1106152). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we have included certain non-GAAP financial measures that exclude the effect of non-cash stock compensation expense as a result of the Company's adoption of SFAS No. 123 (revised). The Company believes that the presentation of results excluding non-cash employee stock compensation expense provides meaningful supplemental information regarding our financial results for the three and nine months ended September 30, 2006 as compared to the same periods in 2005 since our financial statements issued prior to January 1, 2006 did not change as a result of adopting SFAS No. 123 (revised). We believe that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Milestone revenue [1]	$ 789	$ 431	$ 2,900	$ 1,292
Royalty revenue	3,391	1,886	8,379	6,289
Collaboration income [2]	5,559	2,243	13,168	3,520
Total revenue and collaboration income	9,739	4,560	24,447	11,101

Operating expenses:

Research and development:
Non-cash compensation [3] [4]	492	111	1,917	319
Other research and development	3,348	5,323	12,064	15,720
Total research and development expense	3,840	5,434	13,981	16,039
General and administrative:
Non-cash compensation [3] [4]	679	113	2,343	336
Other general and administrative	1,979	2,442	6,398	6,959
Total general and administrative expense	2,658	2,555	8,741	7,295

Total operating expenses	6,498	7,989	22,722	23,334

Operating income (loss)	3,241	(3,429)	1,725	(12,233)
Other income (expense)
Interest income	519	332	1,407	922
Gain (loss) on sale of equipment	7	(16)	7	(10)
Interest/accretion expense	(196)	(188)	(582)	(556)
	330	128	832	356

Net income (loss) before income taxes and cumulative effect of change in accounting principle	3,571	(3,301)	2,557	(11,877)
Income tax provision	124	--	124	--
Net income (loss) before cumulative effect of change in accounting principle	3,447	(3,301)	2,433	(11,877)
Cumulative effect of change in accounting principle [4]	--	--	252	--

Net income (loss)	$ 3,447	$ (3,301)	$ 2,685	$ (11,877)

Basic net income (loss) per share before cumulative effect of accounting change	$ 0.16	$ (0.15)	$ 0.11	$ (0.55)
Diluted net income (loss) per share before cumulative effect of accounting change	0.16	(0.15)	0.11	(0.55)

Accounting change	--	--	0.01	--

Basic net income (loss) per share	0.16	(0.15)	0.12	(0.55)
Diluted net income (loss) per share	$ 0.16	$ (0.15)	$ 0.12	$ (0.55)

Weighted average shares outstanding -- basic	21,911	21,740	21,889	21,726

Weighted average shares outstanding -- diluted	22,037	21,740	22,056	21,726

Notes:

[1] Milestone revenue -- Included in milestone revenue is the amortization of a payment received from Roche in January 2006 of $2.5 million for the results of research that was performed outside the research plan during 2005. This payment did not become due until January 2006 upon the next generation peptides passing Roche's internal review and is distinct from the milestone payments that were made under the Collaboration Agreement. In February 2006, Trimeris received this payment. We were recognizing this payment over 2006. However, during the third quarter of 2006, we extended our research agreement with Roche from January 1, 2007 to December 31, 2008. As a result we will recognize the remainder of this milestone over the extended period. The impact of this change lowered our total milestone revenue in the third quarter of 2006 by $266,000 when compared to the second quarter of 2006. Total milestone revenue for the fourth quarter of 2006 is expected to be approximately $500,000.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[3] In 2006, non-cash compensation is primarily comprised of employee stock option expense recorded under SFAS No. 123 (revised), amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees. In 2005, non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to non-employees. For the three months ended September 30, 2006, the Company recorded an additional $932,000 in employee stock option expense compared to the three months ended September 30, 2005. For the nine months ended September 30, 2006, the Company recorded an additional $3.6 million in employee stock option expense compared to the nine months ended September 30, 2005.

[4] On January 1, 2006, we adopted SFAS No. 123 (revised) and recorded employee stock option expense during the three and nine months ended September 30, 2006. The following is a reconciliation of our GAAP and non-GAAP net income.

	Three Months Ended	Nine Months Ended
	September 2006 [in thousands] (unaudited)	September 2006 [in thousands] (unaudited)
Net Income (GAAP)	$ 3,447	$ 2,685
Cumulative effect of change in accounting principle*	--	(252)
Employee stock option expense:
Research and development	377	1,583
General and administrative	555	2,038
Net Income excluding employee stock option expense and cumulative effect of change in accounting principle (Non- GAAP)	$ 4,379	$ 6,054

* The cumulative effect of change accounting principle relates to the difference in accounting for the restricted stock grants under SFAS No. 123 (revised). Under SFAS No. 123 (revised) we are required to estimate a forfeiture rate for the restricted stock grants and apply that forfeiture rate from the date of grant. Prior to SFAS No. 123 (revised) we did not estimate forfeitures and only accounted for forfeitures as they occurred. The difference in these two methods results in the cumulative effect of change in accounting principle.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	September 30, 2006 (unaudited)	December 31, 2005
Assets
Cash, cash equivalents and investment securities available-for-sale	$ 44,505	$ 36,889
Other current assets	11,418	11,923
Total current assets	55,923	48,812
Property, furniture and equipment -- net	2,386	2,640
Total other assets	9,463	8,690
Total assets	$ 67,772	$ 60,142
Liabilities and Stockholders' Equity
Total current liabilities	$ 8,830	$ 8,079
Long term portion of deferred revenue	9,681	10,477
Accrued marketing costs	17,089	16,507
Other liabilities	712	706
Total liabilities	36,312	35,769

Total stockholders' equity	31,460	24,373
Total liabilities and stockholders' equity	$ 67,772	$ 60,142

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended,		Nine Months Ended,
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

United States and Canada	$ 33.5	$ 28.4	$ 92.0	$ 76.9
Rest of World	29.5	20.5	83.7	68.4
Worldwide Total	$ 63.0	$ 48.9	$ 175.7	$ 145.3

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Contacts:

Andrew Graham

Director of Finance

Michael A. Recny, Ph.D.

Vice President, Corporate Development

Trimeris, Inc.

(919) 419-6050